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                                                                    Exhibit 23.2
                                                                    ------------



                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The GenCorp/OMNOVA Solutions Joint Retirement Savings Plan of our report (a) dated January 13, 2000, with respect to the consolidated financial statements of OMNOVA Solutions Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 1999 and (b) dated April 16, 1999, with respect to the financial statements of the GenCorp/Omnova Solutions Joint Retirement Savings Plan (formerly the GenCorp Retirement Savings Plan) included in the Plan's Annual Report (Form 11-K), for the year ended October 31, 1998, filed with the Securities and Exchange Commission.



                                                              Ernst & Young LLP


Akron, Ohio
April  17, 2000